FORM N-8A

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: WIRELESS FUND

Address of Principal Business Office (Number and Street, City, State, ZIP Code):

411 West Madison Avenue
El Cajon, CA 92020

Telephone Number (including area code): (619) 588-9700

Name and address of agent for service of process:

Ross C. Provence
411 West Madison Avenue
El Cajon, CA 92020

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes _X__ No _____

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of El Cajon and State of California on the 13th day of January, 2000.

WIRELESS FUND

By: /s/Ross C. Provence
Ross C. Provence, Trustee